Exhibit 12.1
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)

Year Ended December 31, 2015
(in millions)
Fixed Charges:
Interest cost and debt expense	$210
Interest allocable to rental expense (1)	7
Total	$217
Earnings:
Income before income tax expense (2)	$418
Income before income tax expense attributable to noncontrolling interests	(5)
Income before income tax expense attributable to redeemable noncontrolling interests	(1)
Equity in income of 50 percent or less owned affiliated companies	(24)
Dividends received from 50 percent or less owned affiliated companies (3)	23
Fixed charges	217
Interest capitalized	(76)
Amortization of previously capitalized interest	3
Total	$555

Ratio of Earnings to Fixed Charges	2.6

(1)	Represents one-third of the total operating lease rental expense, which is that portion deemed to be interest.

(2)	Represents income before income tax expense for all consolidated entities, including Inland Corporation, Mid-Valley Pipeline Company, West Texas Gulf Pipe Line Company and Price River Terminal, LLC.

(3)
Represents dividends received from equity-method investments, which excludes dividends from Inland Corporation, Mid-Valley Pipeline Company, West Texas Gulf Pipe Line Company and Price River Terminal, LLC.